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                                                                   Exhibit 10.44

                              EMPLOYMENT AGREEMENT

      This Agreement, dated as of March 31, 2005, is by and between Debra Drue Wax ("Executive") and SeaBright Insurance Company, an Illinois domiciled insurance company ("Employer"), a wholly owned subsidiary of SeaBright Insurance Holdings, Inc., a Delaware corporation ("Holdings").

1. PERIOD OF EMPLOYMENT. Employer shall employ Executive to render services to Employer in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing on the date of this Agreement and ending on the date upon which the Period of Employment is terminated in accordance with Section 4.

2.    POSITION AND RESPONSIBILITIES.

      (a) Position. Executive accepts employment with Employer as General Counsel, Sr. Vice President and Corporate Secretary and shall perform all services appropriate to that position, as well as such other services as may be assigned by Employer. Executive shall devote her best efforts and full-time attention to the performance of her duties. Executive shall be subject to the direction of Employer, which shall retain full control of the means and methods by which she performs the above services and of the place(s) at which all services are rendered. Executive shall be expected to travel if necessary or advisable in order to meet the obligations of her position.

      (b) Other Activity. Except upon the prior written consent of Employer, Executive (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is competitive with Employer, creates a conflict of interest with Employer, or otherwise interferes with the business of Employer or any Affiliate (and shall immediately cease any such ongoing activity that becomes so competitive, begins to create such a conflict or begins to interfere with the business of Employer or any Affiliate). An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer.

3.    COMPENSATION AND BENEFITS.

      (a) Salary. In consideration of the services to be rendered under this Agreement, Employer shall pay Executive $200,000 per year ("Base Salary"), payable in regular installments in accordance with Employer's general payroll policies for salaried employees, in effect from time to time. All compensation and comparable payments to be paid to Executive under this Agreement shall be less all applicable withholdings required by law. Executive's Base Salary will be reviewed for market and performance adjustments within thirty (30) days of the beginning of each calendar year during the Period of Employment by Employer's Board of Directors (the "Board") and may be adjusted after such review in the Board's sole discretion.

      (b) Bonus. Executive will be eligible to receive an annual bonus in a target amount equal to 40% of her Base Salary for each calendar year during the Period of Employment based upon achievement by Executive and achievement by Employer of performance criteria and other goals established by the Board (after consultation with Employer) on an annual basis prior to the commencement of each calendar year or as soon as reasonably practicable thereafter, except that the performance criteria and other goals for the calendar year ending December 2005 shall be established within 45 days following the date hereof. The bonus payable in respect of any given year during the Period of Employment shall be paid within thirty (30) days following the delivery of Employer's annual audited statutory financial statements for such year. Executive must be employed by Employer on the last day of the calendar year for which any bonus relates in order to receive any such bonus hereunder. The target amount of Executive's bonus as set forth above will be reviewed for market and performance adjustments within thirty (30) days of the beginning of each calendar year during the Period of Employment by the Board and may be adjusted after such review in the Board's sole discretion.

      (c) Benefits. Executive shall be entitled to vacation leave in accordance with Employer's standard policies for salaried employees, in effect from time to time. As Executive becomes eligible, she shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Employer's policies and generally made available to salaried employees of Employer from time to time. The amount and extent of benefits

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to which Executive is entitled shall be governed by the specific benefit plan, as amended. Executive also shall be entitled to any benefits or compensation tied to termination as described in Section 4. Employer reserves the ability, in its sole discretion, to adjust benefits provided to Executive in connection with the adjustment of benefits to salaried employees. No statement concerning benefits or compensation to which Executive is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination.

      (d) Expenses. Employer shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of her duties, subject to reasonable documentation thereof and in accordance with Employer's policies in effect from time to time.

      (e) Stock Options. Employer shall grant Executive an option to acquire 7,650 shares of Common Stock on the terms and conditions set forth in a Stock Option Grant Agreement , and pursuant to the Company's 2005 Long-Term Equity Incentive Plan (the "Plan") which are attached to and incorporated into this agreement in Exhibit B. In connection with such grant, Executive shall execute and deliver to Holdings a counterpart to the Stock Option Grant Agreement, in form and substance as set forth in Exhibit B attached hereto, to be entered into by and among Holdings and all of its stock optionees.

      (f) Withholding. Any and all payments made pursuant to this Agreement shall be subject to all withholding required in accordance with applicable federal, state or local law.

4.    TERMINATION OF EMPLOYMENT.

      (a) By Employer Without Cause. At any time, Employer may terminate Executive without Cause (as defined below), effective as of the date specified in a written notice from Employer to Executive. Employer may discipline or demote Executive with or without Cause and with or without prior notice. Employer may discipline, demote, or dismiss Executive as provided in this
Section 4 notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Employer relating to the employment, discipline, or termination of its employees. If Executive's employment with Employer is terminated by Employer without Cause, Executive shall be entitled to continue to receive her Base Salary payable in regular installments as special severance payments from the date of termination for a period of twelve (12) months thereafter, or until Executive obtains other employment (but with it being understood that Executive shall be under no duty to seek alternative employment during the Severance Period), whichever first occurs (the "Severance Period"), if and only if Executive has executed and delivered to Employer the General Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of this Agreement or any Ancillary Agreement (as defined below) and does not apply for unemployment compensation chargeable to Employer during the Severance Period, and Executive shall not be entitled to any other salary, compensation or benefits after termination of the Period of Employment, except as specifically provided for in Employer's employee benefit plans or as otherwise expressly required by applicable law (such as COBRA). Notwithstanding anything to the contrary contained in this Section 4(a), in the event Executive breaches the provisions of this Agreement or any Ancillary Agreement, the severance amounts payable by Employer under this Section 4(a) shall not terminate unless and until more than ten (10) days have elapsed from and after the date written notice of such breach has been delivered to Executive without such breach having been cured during such 10-day period.

      (b) By Employer For Cause. At any time, and without prior notice (except as otherwise provided in the definition of Cause set forth below), Employer may terminate Executive for Cause. Employer shall pay Executive all compensation then due and owing; thereafter, all of Employer's obligations under this Agreement shall cease. Termination shall be for "Cause" if Executive: (i) is continuously inattentive to her lawful duties after at least one written notice has been provided to Executive and Executive has failed to cure the same within a 30-day period thereafter; (ii) reports to work under the influence of alcohol or illegal drugs, or uses illegal drugs (whether or not at the workplace) or engages in other conduct causing the Employer substantial public disgrace or disrepute or economic harm; (iii) breaches her duty of loyalty to Employer or engages in any acts of dishonesty or fraud with respect to Employer or any of its business relations; (iv) is convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); (v) breaches any material term of this Agreement or any other agreement between Executive and Employer or any of its Affiliates and such breach (if capable of cure) is not cured within thirty (30) days following

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written notice thereof from Employer or (vi) is terminated for substandard performance. For purposes of this Agreement, "substandard performance" shall be determined by a majority of the Board as provided herein. The Board shall give Executive written notice of the Board's concern over Executive's performance, and Executive shall have thirty (30) days to prepare for a meeting with the Board, at which time Executive may present any information on market competitive conditions and any other factors bearing on her and Employer's performance. After consideration of these and such other factors as the Board may deem relevant, if a majority of the Board determines in good faith that Employer's future performance would be best served by a change in management, the Board may terminate Executive's employment for "substandard performance" following the expiration of such 30-day period.

      (c) Voluntary Termination By Executive. At any time, Executive may terminate her employment for any reason, with or without cause, by providing Employer at least thirty (30) days' advance written notice. Employer shall have the option, in its complete discretion, to make Executive's termination effective at any time prior to the end of such notice period. On the date of such termination, Employer shall pay Executive all compensation then due and owing through such date; and, thereafter, all of Employer's obligations under this Agreement shall cease.

      (d) Termination Upon Death or Permanent Disability. Executive's employment with Employer shall also terminate upon Executive's death or permanent mental or physical disability or other incapacity (as determined by the Board in its good faith judgment). Upon any such termination, Employer shall pay Executive (or Executive's estate or legal representative or guardian) all compensation then due and owing; thereafter, all of Employer's obligations under this Agreement shall cease.

      (e) Termination of Compensation. Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Period of Employment shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

      (f)   Termination Obligations.

                  (i) Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to her employment, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

                  (ii) All employee and other benefits to which Executive is otherwise entitled shall cease upon Executive's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Employer.

                  (iii) Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

                  (iv) The representations and warranties contained in this Agreement and Executive's obligations under this Section 4(g) shall survive the termination of the Period of Employment and the expiration of this Agreement.

      (g) For sixty (60) days following any termination of the Period of Employment, Executive shall cooperate in a reasonable manner with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other employees of Employer. At all times following any termination of the Period of Employment, Executive shall also cooperate in the defense of any action brought by any third party against Employer that relates in any way to Executive's acts or omissions while employed by Employer; provided that Employer shall reimburse Executive for her reasonable out-of-pocket expenses after being provided with reasonable documentation of such expenses.

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5.    NONCOMPETITION. Executive acknowledges and agrees with Employer that
Executive's services to Employer are unique in nature and that Employer would be irreparably damaged if Executive were to provide similar services to any person or entity competing with Employer or engaged in a similar business. Executive accordingly covenants and agrees with Employer that during the period commencing with the Effective Date and ending on the twelfth (12) month following the date of the termination of Executive's employment with Employer (the "Noncompetition Period"), Executive shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group or franchise of a larger organization) anywhere in the world which engages or which proposes to engage in the promotion, service, underwriting, issuance or sale of insurance policies providing United States Longshoremen and Harbor Workers coverage or other coverage under the Jones Act or related workers compensation or similar insurance or reinsurance or any alternative dispute resolution insurance or of any other business hereafter conducted by Employer or its Affiliates prior to Executive's termination (collectively, the "USL&H Business"). For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Without limiting the generality of the foregoing, Executive agrees that during the Noncompetition Period she will not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, form or acquire any insurance company licensed to write or service USL&H Business. If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. In the event of an alleged breach or violation by Executive of this Section 5, the Non-Competition Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in this Section 5 are reasonable and that Executive has received adequate and valuable consideration in exchange therefor.

6. NONSOLICITATION. Executive acknowledges that she is familiar with the trade secrets of Employer and its Affiliates and with other proprietary information concerning Employer and its Affiliates, including, without limitation, all (a) inventions, technology and research and development of Employer and its Affiliates, (b) customers and suppliers and customer and supplier lists of Employer and its Affiliates, (c) products and services of Employer and its Affiliates (including, without limitation, those under development) and related costs and pricing structures, (d) accounting and business methods and practices of Employer and its Affiliates and (e) similar and related proprietary information of Employer and its Affiliates. Executive further acknowledges that her services have been and shall be of special, unique and extraordinary value to Employer, that Executive has been substantially responsible for the growth and development of Employer and the creation and preservation of Employer's goodwill. During the period commencing with the Effective Date and ending twelve (12) months after the date of termination of Executive's employment with Employer (the "Restriction Period"), Executive shall not (i) induce or attempt to induce any employee of Employer or any of its Affiliates to leave the employ of Employer or such Affiliate, or in any way interfere with the relationship between Employer or any of its Affiliates and any employee thereof, (ii) hire directly or through another entity any person who was an employee of Employer or any of its Affiliates at any time during the Restriction Period, or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Employer or any of its Affiliates in order to induce or attempt to induce such person or entity to cease doing business with Employer or any such Affiliate or in any way materially interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and Employer or any of its Affiliates (including, without limitation, making any negative statements or communications concerning Employer or any of its Affiliates), or enter into any transaction, contract or arrangement with any such customer, supplier, licensee, licensor or business relation relating, directly or indirectly, to the USL&H Business.

7.    NONDISCLOSURE AND NONUSE OF PROPRIETARY INFORMATION.

      (a) Executive shall not disclose or use at any time, either during her employment with Employer or thereafter, any Proprietary Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive's performance of duties assigned to Executive by Employer. Executive shall take all

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appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by Executive of Proprietary Information that has been published in a form generally available to the public prior to the date
Executive proposes to disclose such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

      (b) As used in this Agreement, the term "Proprietary Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of Employer or its Affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations. Proprietary Information includes, but is not limited to, the following: (i) internal business information (including, without limitation, historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Employer's and its Affiliates' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including, without limitation, operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice);
(vi) copyrightable works; (vii) intellectual property of every kind and description; and (viii) all similar and related information in whatever form.

8.    EMPLOYER'S OWNERSHIP OF INTELLECTUAL PROPERTY.

      (a) In the event that Executive during the term of her employment by Employer generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any idea, discovery, trade secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information (whether or not patentable or reduced to practice or comprising Proprietary Information), any copyrightable work (whether or not comprising Proprietary Information) or any other form of Proprietary Information (collectively, "Intellectual Property"), Executive acknowledges that such Intellectual Property is and shall be the exclusive property of Employer. Any copyrightable work prepared in whole or in part by Executive shall to be deemed "a work made for hire" to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and Employer shall own all of the rights comprised in the copyright therein. Without limiting the generality of the foregoing, Executive hereby assigns her entire right, title and interest in and to all Intellectual Property to Employer. Executive shall promptly and fully disclose all Intellectual Property to Employer and shall cooperate with Employer to protect Employer's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by Employer, whether such requests occur prior to or after termination of Executive's employment with Employer).

      (b) Notwithstanding the foregoing, however, Employer shall not own and Executive shall have no obligation to assign to Employer any invention otherwise falling within the definition of Intellectual Property for which no equipment, supplies, facility, or trade secret information of Employer was used and that was developed entirely on Executive's own time, unless: (i) such Intellectual Property relates (A) to Employer's business or (B) to their actual or demonstrably anticipated research or development, or (ii) the Intellectual Property results from any work performed by him for them under this Agreement. Executive has identified and described in detail on an attachment hereto initialed by each of the undersigned party's or their authorized representatives, all Intellectual Property that is or was owned by him or was written, discovered, made, conceived or first reduced to practice by him alone or jointly with another person prior to her employment under this Agreement. If no such Intellectual Property is listed, Executive represents to Employer that she does not now nor has she ever owned, nor has she made, any such Intellectual Property.

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9.    ARBITRATION.

      (a) Arbitrable Claims. To the fullest extent permitted by law, all disputes between Executive (and her attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of Executive, and all disputes arising under this Agreement ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Rev. Code of Washington Sections 49.45.010 et. seq. and 49.60.010 et.seq., as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

      (b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to chapter 7.40 of the Revised Code of Washington. All arbitration hearings under this Agreement shall be conducted in Los Angeles County. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

      (c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be paid by the non-prevailing party. If the allocation of responsibility for payment of the arbitrator's fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

      (d) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

      (e) Continuing Obligations. The rights and obligations of Executive and Employer set forth in this Section 9 shall survive the termination of Executive's employment and the expiration of this Agreement.

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10.   EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to
Employer that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by Employer, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

11. NOTICES. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Executive at the corresponding address below. Executive shall be obligated to notify Employer in writing of any change in her address. Notice of change of address shall be effective only when done in accordance with this Section.

Employer's Notice Address:

SeaBright Insurance Company f/k/a
Kemper Employers Insurance Company
2101 4th Avenue, Suite 1600
Seattle, WA  98121
Attn: President
Telecopy: (206) 448-4442

with a copy to:

Kirkland & Ellis LLP
200 East Randolph
Chicago, IL 60601
Attn: Ted H. Zook, P.C.
      Stephen D. Oetgen
Telecopy: (312) 861-2200

Executive's Notice Address:

Ms. Debra Drue Wax
1150 Cedarcrest Lane
Bannockburn, IL 60015

12. ACTION BY EMPLOYER. All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the chief executive officer of Holdings or Employer.

13. INTEGRATION. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by Employer. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

14. AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

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15.   ASSIGNMENT; SUCCESSORS AND ASSIGNS. Executive agrees that she will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the assignment by Employer of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement

16. SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

17. ATTORNEYS' FEES. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Washington.

19. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

20. EMPLOYEE ACKNOWLEDGMENT. Executive acknowledges that she has had the opportunity to consult legal counsel in regard to this Agreement, that she has read and understands this Agreement, that she is fully aware of its legal effect, and that she has entered into it freely and voluntarily and based on her own judgment and not on any representations or promises other than those contained in this Agreement.

      The parties have duly executed this Agreement as of the date first written above.

                                                /s/ Debra Drue Wax
                                                --------------------------------
                                                DEBRA DRUE WAX

                                                SEABRIGHT INSURANCE COMPANY

                                                /s/ John G. Pasqualetto
                                                --------------------------------
                                                By: John G. Pasqualetto
                                                Its: President and CEO

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

                                    Exhibit A

                                 GENERAL RELEASE

      I, Debra Drue Wax, in consideration of and subject to the performance by SeaBright Insurance Company, an Illinois domiciled insurance company (together with its subsidiaries, the "Company"), of its obligations under the Employment Agreement, dated as of March 25, 3005 (the "Agreement"), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company's direct or indirect owners (collectively, the "Released Parties") to the extent provided below.

1.    I understand that any payments or benefits paid or granted to me under
      Section 4(a) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4(a) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2. Except as provided in paragraph 4 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including, without limitation, the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Employer; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including (without limitation) attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Claims").

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly

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

      limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I represent that I am not aware of any claim by me other than the claims that are released by this Agreement.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including (without limitation) reasonable attorneys' fees, and return all payments received by me pursuant to the Agreement.

9. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11. I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including, without limitation, lodging and meals, upon my submission of receipts.

12. I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims (i) arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof (ii) to indemnification for which I may be entitled to as a former officer or director of the Company under their respective charter and/or bylaws and/or other constituent documents so long as I am otherwise entitled to be indemnified as authorized thereunder.

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

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

            (i)    I HAVE READ IT CAREFULLY;

            (ii) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

            (iii)  I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

            (iv) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

            (v) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON March 25, 2005 TO CONSIDER IT AND THE CHANGES MADE SINCE THE March 25, 2005 VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

            (vi) THE CHANGES TO THE AGREEMENT SINCE March 25, 2005 EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

            (vii) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

            (viii) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY
                   AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

            (ix) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:  _____________                               _____________________________

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